Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contact:
Questcor Pharmaceuticals, Inc.
James L. Fares
President & Chief Executive Officer
510-400-0700
QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR
SECOND QUARTER 2005
Union City, CA — August 11, 2005 — Questcor Pharmaceuticals, Inc. (AMEX:QSC), a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders, announced today financial results for the quarter and six months ended June 30, 2005.
Financial Results for the Quarter Ended June 30, 2005
•	Total revenue for the second quarter of 2005 was $4,290,000, an increase of 5% from total revenue of $4,090,000 in the second quarter of 2004. Increased net product sales of H.P. Acthar® Gel, offset in part by lower Nascobal® net product sales, contributed to higher net product sales and total revenue in the second quarter of 2005 as compared with the second quarter of 2004.

•	Net product revenues in the second quarter of 2005 were reduced by increased provisions for return reserves under Questcor’s credit memoranda policy initiated late in the second quarter of 2004, and for Medicaid rebate reserves reflecting higher per-unit rebate levels. Approximately $550,000 in orders for Acthar, Nascobal and Ethamolin® were received in March 2005 and shipped in April 2005. The revenue from these orders, net of applicable sales reserves, is included in the second quarter of 2005 net product sales.

•	Operating expenses in the second quarter of 2005 were stable as compared to the second quarter of 2004. Lower spending on sales programs and lower payroll-related costs due to reductions in headcount were offset by increased spending on routine stability testing of H.P. Acthar Gel and other outside services.

•	Net income for the second quarter of 2005 was $179,000, compared to a net loss of $247,000 in the second quarter of 2004. Lower amortization expense in the second quarter of 2005, due to the deemed discount on convertible debentures becoming fully amortized in the first quarter of 2005, contributed to the improvement in results. In addition, higher net product sales in the second quarter of 2005 resulted in increased net income as compared to the second quarter of 2004.

•	Net income applicable to common shareholders for the second quarter of 2005 was $11,000, compared to net loss applicable to common shareholders of $415,000 in the second quarter of 2004.

•	EBITDA (a non-GAAP metric defined by Questcor as earnings before net interest income or expense, taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures) for the second quarter of 2005 was $549,000, compared to EBITDA of $253,000 in the second quarter of 2004.
Financial Results for the Six Months Ended June 30, 2005
•	Total revenue for the six months ended June 30, 2005 was $8,788,000, a decrease of 5% from total revenue of $9,238,000 in the first half of 2004. The higher Acthar sales volume experienced in the fourth quarter of 2004 continued into the beginning of the first quarter of 2005, and contributed to stronger overall Acthar net product sales in the first half of 2005 as compared to the first half of 2004. The higher Acthar net product sales were offset by substantially lower Nascobal net product sales in the six months ended June 30, 2005 as compared to the same period in 2004. The decrease in Nascobal sales was due in part to the reduction of inventories held by our wholesaler customers during the six months ended June 30, 2005.

•	Net product revenues in the six months ended June 30, 2005 were reduced by increased provisions for return reserves under Questcor’s credit memoranda policy initiated late in the second quarter of 2004, and for Medicaid rebate reserves reflecting higher per-unit rebate levels.

•	Operating expenses in the first half of 2005 decreased by approximately $650,000, or 7%, as compared to the same period in 2004. The decrease was primarily due to reduced spending on sales and marketing, lower payroll-related costs and lower Acthar site transfer expenses, partially offset by increased spending on routine stability testing of H.P. Acthar Gel and severance-related costs incurred in the first quarter of 2005.

•	Net income for the first half of 2005 was $332,000, compared to net income of $23,000 in the first half of 2004. Net loss applicable to common shareholders for the first half of 2005 was $88,000, compared to net loss applicable to common shareholders of $317,000 in the first half of 2004.

•	EBITDA for the first six months of 2005 improved as compared to the same period in 2004, to $1,225,000 from $1,024,000.

     “As a result of controlling expenses and consistent net product revenues we have achieved net income, before dividends and non-cash deemed dividend related to the Series B Preferred Stock, for each of the first two quarters of 2005,” stated James L. Fares, President and CEO of Questcor. “In addition, the second quarter included several positive developments for Questcor’s business, including beginning the implementation of our new business strategy focused on neurological disorders, FDA approval of the H.P. Acthar Gel API manufacturing site transfer, and the retirement of all of our convertible debentures in cash, which resulted in an improved capital structure.”
Outlook for 2005
     In the second half of 2005, Questcor expects to continue to focus its sales and marketing efforts on promoting H.P. Acthar Gel, its neurological product. As Questcor focuses its medical education and promotional activities with neurologists, particularly those who treat multiple sclerosis, and other select healthcare providers, the Company expects product sales of Acthar to benefit over time. In order to expand its central nervous system (CNS) portfolio, Questcor is continuing to evaluate opportunities to acquire both currently marketed products and to build a pipeline of products under development. Questcor is also currently evaluating the divestiture of non-core assets to help fund these acquisition and development efforts. As a result of controlling expenses, operating expenses have been stable in the first half of 2005; Questcor intends to continue to control spending for the remainder of 2005.
Quarter ended June 30, 2005 Conference Call
     Questcor will be hosting a conference call to discuss these results on Thursday, August 11, 2005 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 7677164. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.
     This call is being webcast by Thomson/CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
     A telephonic replay of this call will be available from 2:00 p.m. Eastern Time on Thursday, August 11, 2005 through 11:59 p.m. Eastern Time on Thursday, August 18, 2005. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 7677164.
About Questcor
Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets four products in the U.S.: H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is commonly used for certain neurological conditions; Nascobal(R), the only prescription nasal gel formulation of Cyanocobalamin USP (Vitamin B12), that is approved for patients with B12 deficiency caused by malabsorptive disorders resulting from structural or functional damage, such as bariatric surgery, Crohn’s disease and certain neurological conditions; Ethamolin® (Ethanolamine Oleate), an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; and Glofil-125®, which is an injectable agent that assesses how well the kidney is working by measuring glomerular filtration rate, or kidney function.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for each of its products, the gross margins achieved from the sale of those products, Questcor’s ability to enforce its exchange policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s need for additional funding, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and, to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s report on Form 10-K for the calendar year ended December 31, 2004 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Table to follow on next page.

Questcor Pharmaceuticals, Inc.
Selected Consolidated Balance Sheet Information
(In thousands)

	June 30,	December 31,
	2005	2004 (1)
	(unaudited)

Cash and cash equivalents	$4,429	$8,729
Working capital (2)	4,210	5,082
Total assets	25,575	28,173
Preferred stock, Series A	5,081	5,081
Shareholders’ equity	12,340	11,581

(1)	Derived from audited financial statements.

(2)	Working capital as of December 31, 2004 includes $3,897 ($4 million face value, net of deemed discount) of convertible debentures due April 15, 2005.
Questcor Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Net product sales	$4,290	$4,090	$8,788	$9,238

Total revenues	4,290	4,090	8,788	9,238
Operating costs and expenses:
Cost of product sales	1,027	961	1,775	1,817
Selling, general and administrative	2,224	2,515	4,842	5,543
Research and development	562	421	1,061	999
Depreciation and amortization	323	301	634	599

Total operating costs and expenses	4,136	4,198	8,312	8,958

Income (loss) from operations	154	(108)	476	280
Non-cash amortization of deemed discount on convertible debentures	—	(131)	(108)	(262)
Interest income	23	13	58	24
Interest expense	(70)	(81)	(209)	(164)
Other income, net	1	—	1	3
Rental income, net	71	60	114	142

Net income (loss)	179	(247)	332	23

Non-cash deemed dividend related to beneficial conversion feature of Series B Preferred Stock	—	—	84	—
Dividends on Series B Preferred Stock	168	168	336	340

Net income (loss) applicable to common shareholders	$11	$(415)	$(88)	$(317)

Net income (loss) per common share applicable to common shareholders - basic and diluted	$0.00	$(0.01)	$0.00	$(0.01)

Weighted average shares of common stock outstanding — basic and diluted	52,660	51,060	51,942	50,546

In addition to disclosing financial results prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), Questcor is disclosing information regarding EBITDA, which is defined as earnings before net interest income (expense), taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures. As required by the SEC concerning the use of non-GAAP measures, Questcor is providing the following reconciliation to net income (loss), which is the most directly comparable GAAP measure. Questcor presents EBITDA because it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, Questcor’s definition of EBITDA may not be consistent with that of other companies.
Questcor Pharmaceuticals, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2005	2005	2004	2005	2004
GAAP net income (loss)	$179	$153	$(247)	$332	$23
Adjustments:
Net interest expense	47	104	68	151	140
Depreciation and amortization	323	311	301	634	599
Non-cash amortization of deemed discount on convertible debentures	—	108	131	108	262

Non-GAAP EBITDA — Positive	$549	$676	$253	$1,225	$1,024